Exhibit 99.1

MoonLake ImmunotheraPeutics AG and Helix Acquisition Corp. Announce BUSINESS COMBINATION Agreement to Create PUBLICLY LISTED BIOTECHNOLOGY COMPANY ADVANCing tri-specific nanobody® sonelokimab

-	Total proceeds expected to be approximately $230 million, combining funds held in Helix Acquisition Corp.’s trust account and a private investment in public entity (PIPE) financing

-	Leading institutional investors commit $115 million through a PIPE led by Cormorant Asset Management

-	Business combination is expected to be completed late in the fourth quarter of 2021 or early in the first quarter of 2022

-	The combined company plans to advance clinical development of the tri-specific Nanobody® sonelokimab for the treatment of skin and joint diseases driven by IL-17A and IL-17F

Zug, Switzerland and Boston, MA – Oct. 4, 2021 – MoonLake Immunotherapeutics AG, a clinical-stage biotechnology company focused on creating next-level therapies for inflammatory skin and joint diseases and Helix Acquisition Corp. (Nasdaq: HLXA), a special purpose acquisition company (SPAC) sponsored by Cormorant Asset Management, today announced they have entered into a definitive business combination agreement. Upon closing of the transaction, the company will be renamed “MoonLake Immunotherapeutics” and will be led by an international team of immunology experts. The combined company’s common stock is expected to be listed on Nasdaq under the ticker symbol MLTX.

In addition to the approximately $115 million held in Helix Acquisition Corp.’s trust (assuming no redemptions), the transaction also includes commitments for a $115 million PIPE at $10.00 per share from a group including premier institutional and strategic investors. The PIPE is led by Cormorant Asset Management, and includes BVF Partners L.P., 683 Capital Partners, LP, Asymmetry Capital Management, LP, funds managed by Ghost Tree Capital Group, LP, Monashee Investment Management, LLC, RTW Investments, LP, Surveyor Capital (a Citadel company), TCG X, and funds managed by Tekla Capital Management LLC.

Jorge Santos da Silva, PhD, CEO of MoonLake said: “This financing is an important milestone for our company. On behalf of the founders, we are grateful to the MoonLake team and our investors for ensuring access to the capital we need to advance our sonelokimab clinical programs, and create the potential to transform the lives of patients affected by IL-17A/F-driven inflammatory diseases. We would like to congratulate Cormorant, all of our investors, and the MoonLake team for their contributions to reaching this important stage, and we look forward to our immediate next steps, including the imminent start of our innovative Phase 2 program.”

Proceeds from the transaction are expected to provide MoonLake with the capital needed to accelerate the development of the clinical stage, tri-specific Nanobody® sonelokimab, in multiple inflammatory diseases in dermatology and rheumatology driven by IL-17A and IL-17F (A/F Inflammatory Diseases or AFIDs). In a Phase 2b trial with over 300 moderate-to-severe psoriasis patients, sonelokimab numerically outperformed the leading IL-17 inhibitor secukinumab and demonstrated a favorable benefit-risk profile. Building on this progress, MoonLake plans to initiate additional Phase 2 studies targeting other IL-17A/F driven indications such as psoriatic arthritis (PsA), ankylosing spondylitis or radiographic axial spondyloarthritis (AS or RaxSpA), and hidradenitis suppurativa (HS), each of which affect millions of patients worldwide.

Bihua Chen, Founder and CEO of Cormorant, and CEO of Helix said: “MoonLake has a strong management team with deep scientific and operational experience in immunology and an exciting asset in sonelokimab, which has already shown clinical benefit in psoriasis.  We are excited about the potential for sonelokimab impacting diseases such as HS, PsA, and AS or RaxSpA.”

Andy Phillips, Managing Director at Cormorant and CFO of Helix added: “Nanobodies such as sonelokimab are an exciting emerging therapeutic modality and sonelokimab has been engineered to have properties that may underpin potential for differentiated clinical activity in deep tissue and joint settings where IL-17A and IL-17F biology is emerging as central to disease.”

Transaction Overview

Upon the closing of the business combination, MoonLake will have access to approximately $230 million in cash (less any redemptions and transaction costs). The proceeds will be funded through a combination of approximately $115 million held in a trust account by Helix (assuming no redemptions) and a $115 million concurrent PIPE financing of Helix Class A shares issued at $10.00 per share to leading institutional investors. Assuming a share price of $10.00 per share and no redemptions of Helix shares, MoonLake (as a combined entity) is expected to have an implied pro forma equity value of approximately $620 million at closing. As part of the transaction, certain MoonLake existing equity holders will transfer their MoonLake equity to Helix in exchange for Class A shares of Helix, while certain other MoonLake existing equity holders will have the ability to convert their MoonLake equity into shares of Helix.

The boards of directors of both MoonLake and Helix have unanimously approved the proposed transaction, which is expected to be completed late in the fourth quarter of 2021 or early in the first quarter of 2022. The transaction is subject to, among other things, the approval of the stockholders of both MoonLake and Helix, and satisfaction or waiver of the conditions stated in the definitive business combination agreement.

Jefferies LLC, Cowen and Company, LLC and SVB Leerink LLC acted as co-lead placement agents for Helix Acquisition Corp. on the PIPE transaction. Jefferies also acted as lead capital markets advisor to Helix Acquisition Corp. SVB Leerink LLC also acted as financial advisor to Helix Acquisition Corp. Gibson, Dunn & Crutcher LLP, Kellerhals Carrard Basel KIG and Walkers (Cayman) LLP acted as legal counsel to MoonLake. White & Case LLP, Pestalozzi Attorneys at Law Ltd, and Maples Group acted as legal counsel to Helix Acquisition Corp. Kirkland & Ellis LLP acted as legal counsel to the placement agents.

Additional information about the transaction will be provided in a Current Report on Form 8-K to be filed by Helix with the SEC and will be available at the SEC’s website at www.sec.gov. In addition, Helix intends to file a proxy statement with the SEC for the solicitation of approval of the business combination and related matters from Helix’s shareholders, and will file other documents regarding the proposed transaction with the SEC.

Webcast Details

A webcast of the conference call and associated presentation materials is available on Deal Roadshow:

URL: https://dealroadshow.com

Entry Code: MOONLAKE21

Direct Link: https://dealroadshow.com/e/MOONLAKE21

About MoonLake Immunotherapeutics

MoonLake Immunotherapeutics AG, founded in 2021, is a clinical-stage biotechnology company advancing the tri-specific Nanobody®, sonelokimab, to address significant unmet needs in inflammatory skin and joint diseases. Sonelokimab is an IL-17A/F inhibitor that has clinically demonstrated potential to drive therapeutic solutions for dermatology and rheumatology patients. MoonLake aims to develop a portfolio of therapeutic indications for sonelokimab, and is focused on demonstrating its efficacy, safety, dosing convenience and mechanism of action, initially in psoriatic arthritis (PsA), ankylosing spondylitis or radiographic axial spondyloarthritis (AS or RaxSpA), and hidradenitis suppurativa (HS). This will build on Phase 2b data showing leading performance in psoriasis. MoonLake is headquartered in Zug, Switzerland.

About Helix Acquisition Corp. (HLXA)

Helix Acquisition Corp. (Nasdaq: HLXA) is a Cayman Islands exempted company formed for the purpose of entering into a business combination with one or more businesses in the biotechnology sector. On October 19, 2020, Helix raised approximately $115 million for this purpose in its initial public offering. Helix is sponsored by Cormorant Asset Management and led by Bihua Chen, the Founder and CEO of Cormorant Asset Management, a healthcare focused investment firm with approximately $3 billion in assets under management as of June 2021. Helix is headquartered in Boston, Massachusetts.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Helix’s or MoonLake’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; and the expected benefits of the proposed business combination to Helix and MoonLake. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking.

Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by Helix and its management, and MoonLake and its management, as the case may be, are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Helix’s securities, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the business combination agreement by the shareholders of Helix, the satisfaction of the minimum trust account amount following any redemptions by Helix’s public shareholders and the receipt of certain governmental and regulatory approvals, (iii) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (v) the effect of the announcement or pendency of the transaction on the business relationships, operating results, and business generally of MoonLake, (vi) risks that the proposed transaction disrupts current plans and operations of MoonLake, (vii) the outcome of any legal proceedings that may be instituted against MoonLake or Helix related to the business combination agreement or the proposed transaction, (viii) the ability to maintain the listing of Helix’s securities on Nasdaq or another national securities exchange, (ix) changes in the competitive and regulated industries in which MoonLake operates, variations in operating performance across competitors, changes in laws and regulations affecting the business of MoonLake, and changes in the combined capital structure, and (x) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize projected results and underlying assumptions, including with respect to anticipated shareholder redemptions.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the proxy materials discussed above, and other documents filed by Helix from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Neither Helix nor MoonLake undertakes or accepts any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

In connection with the proposed business combination, Helix intends to file a proxy statement and other documents with the SEC. A definitive proxy statement will be sent to the shareholders of Helix, seeking any required shareholder approvals. Investors and security holders of Helix and MoonLake are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed business combination. The documents filed by Helix with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge upon written request to Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116 or by telephone at (857) 702-0370.

Participants in Solicitation

Helix and MoonLake and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in favor of the proposed transaction and related matters. Information regarding Helix’s directors and executive officers is contained in the section of Helix’s registration statement on Form S-1 titled “Management,” which was filed with the SEC on October 1, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release could constitute advertising under the Swiss Financial Services Act ("FinSA"). The offering of the securities issued in connection with the transaction in Switzerland is exempt from the requirement to prepare and publish a prospectus under FINSA because such offering is made to professional clients within the meaning of the FinSA only and the securities will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This press release does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the securities.

Trademarks

This press release may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this press release may be listed without the TM, SM © or ® symbols, but Helix and MoonLake will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

Contacts

Helix Acquisition Corp.:

Andy Phillips

Chief Financial Officer of Helix Acquisition Corp.

Email: aphillips@helixholdingsllc.com

MoonLake Immunotherapeutics:

Matthias Bodenstedt

Chief Financial Officer of MoonLake Immunotherapeutics

Email: info@moonlaketx.com

Media inquiries to MacDougall Advisors Inc:

Kari Watson or Josephine Pandji

Email: kwatson@macbiocom.com or jpandji@macbiocom.com

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